--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                EMCOR Group, Inc.
             (Exact name of registrant as specified in its charter)

                               Delaware 11-2125338
                  (State or other jurisdiction (I.R.S. Employer
            of incorporation or organization) Identification Number)

                                101 Merritt Seven
                                Norwalk, CT 06851
                                 (203) 849-7800
           (Address of principal executive offices including zip code)

                          1997 NON-EMPLOYEE DIRECTORS'
              NON-QUALIFIED STOCK OPTION PLAN OF EMCOR GROUP, INC.
                                       and
               1997 STOCK PLAN FOR DIRECTORS OF EMCOR GROUP, INC.
                              (Full title of plan)

                                Frank T. MacInnis
                 Chairman of the Board, Chief Executive Officer
                                EMCOR Group, Inc.
                                101 Merritt Seven
                                Norwalk, CT 06851
               (Name and address of agent for service of process)
                                 (203) 849-7800
          (Telephone number, including area code of agent for service)
                                -----------------
                                     Copy to
                            Sheldon I. Cammaker, Esq.
                                EMCOR Group, Inc.
                                101 Merritt Seven
                                Norwalk, CT 06851
                                 (203) 849-7831
                                -----------------


                        CALCULATION OF REGISTRATION FEE

     ------------------- ---------------- ---------------- ------------------- -------------
                                             Proposed           Proposed
            Title of         Amount           Maximum      Maximum Aggregate      Amount of
             Shares           to be          Offering          Offering         Registration
             to be        Registered(1)      Price Per         Price (2)             Fee
           Registered                        Share(2)
     ------------------- ---------------- ---------------- ------------------- -------------
     ------------------- ---------------- ---------------- ------------------- -------------

        Common Stock,        450,000        $16.78 per         $7,555,145          $2,100.33
       $.01 par value        shares            share
     ------------------- ---------------- ---------------- ------------------- -------------

----------
(1) Consists of 300,000 shares of Common Stock of the Registrant which are issuable pursuant to options granted under the 1997 Non-Employee Directors' Non- Qualified Stock Option Plan and 150,000 shares of Common Stock of the Registrant which are issuable pursuant to the 1997 Stock Plan for Directors. This Registration Statement also covers an indeterminate number of shares of Common Stock which may be issuable by reason of stock splits, stock dividends, or similar transactions.

(2) This price is based on the average of the high and low sales prices reported on the NASDAQ National Market System on March 29, 1999 an is used solely for the purpose of determining the registrqation fee pursuant to Rule 457(h).

12


                                   EXPLANATORY NOTE

        This Registration Statement includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of EMCOR Group, Inc. in connection with the resale of shares of Common Stock received by such persons pursuant to this Registration Statement.

Prospectus

                                   EMCOR GROUP, INC.
                                    450,000 Shares
                             Common Stock ($.01 par value)

        This Prospectus relates to 450,000 shares of the common stock, $.01 par value per share (the "Common Stock"), of EMCOR Group, Inc. which may be offered for sale from time to time for the account of selling stockholders named herein or such other persons who may become directors of the Company after the date hereof (the "Selling Stockholders"). The Company will not receive any of the proceeds of this offering. The Selling Stockholders may receive shares (i) upon the exercise of certain options heretofore or hereafter granted to the Selling Stockholders pursuant to the Company's 1997 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1997 Stock Option Plan") and (ii) with respect to deferred stock units heretofore or hereafter granted to the Selling Stockholders pursuant to the Company's 1997 Stock Plan for Directors.

        The Common Stock is traded on the Nasdaq National Market Tier of the Nasdaq Stock Market under the symbol "EMCG". On March 29, 1999, the closing sale price of the Common Stock on the Nasdaq Stock Market was $16.75 per share.

        Shares may be sold by the Selling Stockholders directly, or through one or more broker-dealers, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders and any broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). In such case, any commissions received by such broker-dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution." The Company will pay all expenses incident to the offering and sale of the Shares to the public other than commissions and discounts of broker-dealers or underwriters. To the extent required, the name of the Selling Stockholder, the number of Shares to be sold, the purchase price, the name of any such broker-dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Shares covered by this Prospectus may be sold either pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act.

                                    --------------

        For information relating to certain investment considerations relating to the Common Stock, see "Risk Factors" on page 7.

                                    --------------

        Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                    --------------

        The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

                                    --------------

                        The date of this Prospectus is March 31, 1999


                               -------------------------

                                   TABLE OF CONTENTS


                                                             Page

                       Incorporation of Certain Documents by
                         Reference.........................     5
                       Available Information...............     5
                       General Information.................     6
                       Risk Factors........................     7
                       Selling Stockholders................    11
                       Plan of Distribution ...............    12
                       Legal Matters.......................    13
                       Experts.............................    13
                       Indemnification.....................    13









                               --------------------------

                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission (the "Commission" or "SEC") allows the Company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information incorporated by reference is considered to be part of the Prospectus, and later information filed with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until this offering is complete:

        (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 10-K");

        (ii) the   description  of  Common  Stock  contained  in  the  Company's
             Registration Statement on Form 10/A as filed with the Commission on August 11, 1995; and

        (iii)the description of the Preferred Stock contained in the Company's Registration Statement on Form 8-A filed on March 5, 1997.

        The Company will provide without charge to any person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that has been so incorporated. Requests for such copies should be directed to Secretary, EMCOR Group, Inc., 101 Merritt Seven, Norwalk, Connecticut 06851.

                                 AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates or you can obtain them by calling the SEC at 1-800-SEC-0330. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http:/www.sec.gov.

        The Common Stock is traded on the Nasdaq National Tier of the Nasdaq Stock Market under the symbol "EMCG". Reports and other information concerning the Company can be inspected at the offices of the Nasdaq Stock Market, Nasdaq Regulatory Filings, 1735 K Street, NW, Washington, DC 20006-1500.

        The Registration Statement on Form S-8 and the Exhibits thereto (the "Registration Statement") filed with the Commission under the Securities Act contains additional information regarding the Company and the 1997 Stock Option Plan and the 1997 Stock Plan for Directors (collectively, the "Plans") and you should refer to such Registration Statement if you want such additional information. The Registration Statement and the Exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                                  GENERAL INFORMATION

        The Company is the largest mechanical and electrical construction and facilities services firm in the United States and Canada and one of the largest in the United Kingdom and the world with 1998 revenues totaling more than $2.2 billion.
Worldwide, the Company employs approximately 15,000 people.

        The Company specializes in the design, integration, installation and start-up of:

      o distribution systems for electrical power (including power cables, conduits, distribution panels, transformers,generators, uninterruptible power supply systems and related switch gear and controls);

      o  lighting systems, including fixtures and controls;

      o low-voltage systems, including fire alarm, security, and process control systems;

      o voice and data communications systems, including fiber-optic and low voltage copper cabling;

      o heating, ventilation, air conditioning, refrigeration and clean-room process ventilation systems; and

      o  plumbing, process and high-purity piping systems.

        The foregoing services generally fall into one of two categories:

        (i) large installation projects with contracts often in the multi-million dollar range which are performed in connection with construction of industrial and commercial buildings and institutional and public works facilities or with the fit-out of large blocks of space within commercial buildings; and

        (ii)   smaller   installation   projects  typically  involving  fit-out,
               renovation and retrofit work.

        The Company also provides services to support a customer's facilities. These services, frequently referred to as facilities services, include the provision of technical support services to our customers, following completion of construction projects, such as maintenance and service of mechanical and electrical systems and small modification and retrofit projects that support the day-to-day needs of our customers. In addition, services are provided to owners, operators, tenants and managers of facilities of all types on both a contract basis for a specified period of time and on an individual task order basis.

        Facilities services also include customer-based operations and maintenance, mobile maintenance, service, small modification and retrofit projects, consulting, program development and management for energy systems, and maintenance activities. We provide services to a wide range of commercial, industrial and institutional facilities, including those for which we provided construction services and for which construction services were provided by others. The services are frequently bundled to provide integrated service packages and may include services in addition to the Company's core mechanical and electrical services.

        The Company has experienced increased demand for such support services which it believes is driven by customers' downsizing programs and their concomitant focus on core competencies, the increasing technical complexity of their facilities and their mechanical, electrical, voice and data and other systems, and the need for increased reliability, especially in mechanical and electrical systems. These trends have led to outsourcing and privatization programs whereby customers in both the private and public sectors seek to contract out their non-core activities (i.e. those activities that support but are not directly involved in the customer's business.)

     The Company was incorporated in Delaware on March 31, 1987. The Company's principal executive offices are located at 101 Merritt Seven, Norwalk, CT 06851, and its telephone number is (203) 849-7800. The Company maintains a website at www.emcorgroup.com.


                                     RISK FACTORS

        Prospective investors should carefully consider all of the information set forth in or incorporated by reference in this Prospectus and, in particular, the following specific risk factors in evaluating an investment in the Company's common stock.

        Competition. The business in which the Company participates is competitive. Much of the Company's revenues arise from jobs which are awarded on the basis of competitive bids; however, an invitation to bid is often conditioned upon prior experience, technical capability and financial strength. The Company competes with national, regional and local companies. There can be no assurance, however, that the Company will compete successfully with its existing competitors or with any new competitors. The highly competitive nature of the mechanical and electrical construction services operations forces the Company to charge competitive market rates for its services which results in narrow operating margins. Any reduction in operating margins could have a material impact on the financial condition of the Company.

        Risks of Fixed Price Contracts; Bid and Performance Bonds. Approximately 75% of the Company's U.S. mechanical and electrical construction contracts are fixed price contracts. The Company's profitability in this market is therefore dependent on its ability to predict accurately the costs associated with its services. Some of these costs may be affected by factors beyond the Company's control. If the Company is unable to predict accurately the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on the Company's results of operations or financial condition.

        Often institutional and public works projects are long-term, complex projects that require bid and performance bonds. There can be no assurance that the Company will be able to obtain bid and performance bonds in the future and the inability to procure such bonds could have a material adverse effect on the Company's business, operating results and financial condition.

     Net Operating Loss Carryforwards. The Company and its subsidiaries have federal net operating loss ("NOL") carryforwards of approximately $150 million, which are available to reduce future federal income taxes. It is possible that certain changes in the Company's ownership, including prior ownership changes and future issuances of securities of the Company, could result in the Company's having a change of ownership under Section 382 of the Internal Revenue Code. Generally, Section 382 limits the amount of NOL carryforwards that can be utilized in any year to offset taxable income following a change in control of a corporation. If such a change of control occurs, the Company would be limited in the amount of its NOLs it could utilize annually to an amount equal to the equity value of the Company immediately prior to the change multiplied by the long-term tax exempt rate in effect for the month in which such change of control occurs. This limitation could delay use of the NOLs and might preclude their full utilization. The NOLs expire, if unused, between 2007 and 2010. In addition, the NOL carryforwards are subject to adjustment upon review by the Internal Revenue Service. See Note G of Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K incorporated by reference herein.

        Cyclicality and Seasonality. Our mechanical and electrical construction operations are cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. Although the Company provides these services to a broad range of commercial, industrial and institutional customers around the world, cyclicality of the construction industry and instability of general economic conditions could have an adverse effect on the Company's revenues and profitability. The Company is seeking to expand its facilities services activities in North America which would be less susceptible to downswings in the economy than the more cyclical construction market. In addition, our mechanical and electrical construction operations are subject to seasonal variations. Specifically, the demand for construction services is lower during winter months as a result of inclement weather conditions. Accordingly, the Company's revenues and operating results are generally lower in the first and second quarters.

        Variability of Quarterly Operating Results. The Company's revenues and operating results also vary from quarter to quarter as a result of a number of factors, including installation projects commenced and completed during a quarter, the number of business days in a quarter and the size and scope of projects. Because a significant portion of the Company's expenses are fixed, a variation in the number of projects, progress on projects, or the timing of the initiation or the completion of projects can cause significant variations in operating results from quarter to quarter.

        Expansion of Facilities Services Business. Part of the Company's strategy is to expand its facilities services activities. There can be no assurance that the Company will be able to identify attractive opportunities in this market, or obtain additional significant contracts for its services. If the North American market for facilities services fails to develop or develops more slowly than the Company anticipates, the Company's facilities services operations could become financially burdensome to maintain. This could adversely affect the Company's business, financial condition and results of operations.

        The Company also intends to pursue the acquisition of additional facilities services businesses as part of its growth strategy. However, due to increased competition for acquisition candidates, there can be no assurance that the Company will be able to identify and acquire additional facilities services businesses at attractive prices, profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial costs, delays, or other operational or financial problems.

        Absence of Dividends. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company's working capital credit facility limits the payment of dividends on its Common Stock.

        Certain Litigation Proceedings. The Company's subsidiary Dynalectric Company ("Dynalectric") is a party to an arbitration proceeding in which Computran Systems Corp. ("Computran") is seeking to recover damages from Dynalectric in connection with Dynalectric's participation in a joint venture with Computran. Dynalectric believes that Computran's claims are without merit and has been defending this matter vigorously. Dynalectric has filed counterclaims against Computran. The arbitration was completed in November, 1998 and we are awaiting a decision.

        In February 1995, as part of an investigation by the New York County District Attorney's office into the business affairs of Herbert Construction Company ("Herbert"), a general contractor that then did business with the Company's subsidiary, Forest Electric Corporation ("Forest"), a search warrant was executed at Forest's executive offices. At that time, the Company was informed that Forest and certain of its officers are targets of the continuing investigation. Forest performs electrical contracting services primarily in the New York City commercial market and is one of the Company's largest subsidiaries. Neither the Company nor Forest has been advised of the precise nature of any suspected violation of law by Forest or its officers. On April 7, 1997, Ted Kohl, a principal of Herbert, pled guilty to one count of money laundering, one count of offering a false instrument for filing and one count of filing a false New York State Resident Income Tax Return. DPL Interiors, Inc., a Company allegedly owned by Mr. Kohl, also pled guilty to one count of failing to file New York City General Income Tax Returns. Mr. Kohl and DPL Interiors, Inc. have not yet been sentenced.

        On July 31, 1998 a former employee of a subsidiary of EMCOR filed a class-action complaint on behalf of the participants in two employee benefit plans sponsored by the Company against the Company and other defendants for breach of fiduciary duty under the Employee Retirement Income Security Act. All of the claims relate to alleged acts or omissions which occurred during the period May 1, 1991 to December 1994. The principal allegations of the complaint are that the defendants breached their fiduciary duties by causing the plans to purchase and hold stock of the Company (when it was then known as JWP INC.) and when the defendants knew or should have known it was imprudent to do so. The plaintiff has not made claim for a specific dollar amount of damages but generally seeks to recover for the benefit plans the loss in value of JWP stock held by the plans. The Company and the other defendants intend to vigorously defend the case. Insurance coverage may be applicable under a Company pension trust liability insurance policy for the Company and those present and former employees of EMCOR who are defendants in the action.

        Substantial settlements or damage judgments arising out of these matters could have a material adverse effect on the Company's business, operating results and financial condition.

        Certain Antitakeover Effects. The Company's Restated Certificate of Incorporation, Amended and Restated By-Laws and the Delaware General Corporation Law include provisions that may be deemed to have antitakeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider to be in their best interests. The Company's Restated Certificate of Incorporation provides that stockholders may not act by written consent. The Company's Amended and Restated By-Laws provide that annual and special stockholders meetings may be called only by an officer of the Company instructed by the Board of Directors to call such meetings. In addition, the Company's Board of Directors is authorized to issue "blank-check" preferred stock which could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and could have an adverse effect on the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock. In addition, the Company has adopted a stockholder rights plan which is designed to discourage hostile takeover offers for the Company by threatening significant dilution of the bidder's interest in the Company upon the occurrence of certain triggering events.

        Dependence on Senior Management. The Company's business is managed, and its business strategies formulated, by a relatively small number of key executive officers and other personnel. The loss of these key management persons could have a material adverse effect on the Company.

        Year 2000 Issue; Computer System Upgrade. The Year 2000 issue concerns the potential inability of certain systems to properly recognize and process date sensitive information beyond January 1, 2000. The Company has performed a comprehensive review of its internal application systems ("Internal Systems"), including information technology ("IT") and Non-IT systems, to identify those systems that could be affected by the Year 2000 issue (the "Issue") and has developed a plan to resolve the Issue. The Company is utilizing both internal and external resources to identify, correct or reprogram,. and test its systems to ensure Year 2000 compliance.

        The Company estimates that it is approximately 75% complete with its Internal Systems' modifications and expects the balance of any required modifications to be completed by mid 1999. Cost estimates of testing and converting system applications range from $1.0 million to $2.0 million. Modification costs will be expensed as incurred and costs of new software will be capitalized and amortized over the expected useful life of the related software.

        The Company expects its Year 2000 conversion project to be completed before January 1, 2000. While the Company believes its planning efforts are adequate to address its year 2000 concerns, the Company's operations and financial results could be adversely impacted by the Year 2000 issue if the conversion schedule and cost estimate for its Internal Systems are not met or suppliers and other businesses on which the Company relies do not address the Issue successfully. The Company is requesting that its significant suppliers confirm that they have plans achieving Year 2000 compliance. The Company continues to assess these risks in order to reduce an impact on the Company.

        The Company has not yet been able to clearly identify the most reasonably likely worst case scenarios and the appropriate contingency plans for such scenarios. As the Company completes all phases of its Year 2000 conversion project, it will prepare contingency plans to deal with noncompliant systems where it determines the risks of noncompliance are significant.

        Based on currently available information, the Company does not believe that the matters discussed above related to its Internal Systems or to services provided to customers will have a material adverse impact on the Company's financial condition or overall trends in results of operations; however, it is uncertain to what extent the Company may be affected by such matters. In addition, there can be no assurance that the failure to ensure year 2000 capability by a supplier, customer or another third party would not have a material adverse effect on the Company.

        Price Volatility of Common Stock. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of acquisitions or new strategies by the Company or its competitors, general conditions in the economy or in the markets in which the Company operates or other developments affecting the Company, its clients or its competitors, some of which may be unrelated to the Company's performance. These conditions could materially adversely affect the market price of the Common Stock.


                                 SELLING STOCKHOLDERS

        Each of the Selling Stockholders is a director or former director of the Company; accordingly, such persons may be deemed "affiliates" of the Company within the meaning of the Securities Act. The following table sets forth as of February 28, 1999 certain information with regard to the beneficial ownership of the Common Stock by the Selling Stockholders. In addition, certain members of the Board of Directors of the Company may be granted additional options to purchase shares of Common Stock pursuant to the 1997 Stock Option Plan or additional deferred stock units pursuant to the 1997 Stock Plan for Directors and, upon receipt of shares upon exercise of such options or pursuant to such deferred stock units, may sell such shares of Common Stock pursuant to this Prospectus.





                                                                   Number of       Number of
                                                                    Shares           Shares
Name                                                            Owned Prior to      Offered              Shares Owned After Offering
                                                                  Offering(2)      Hereby(3)
                                                                                                          Number          Percentage


Stephen W. Bershad ....................................           42,402              32,402              15,000              *

David A. B. Brown .....................................           25,902              24,902               1,000              *

Georges L.de Buffevent ................................           12,324(5)           12,324(5)              -0-              *


Albert Fried, Jr ......................................           28,909              18,902              10,007(4)           *

Richard F. Hamm Jr ....................................           13,077              13,077                 -0-              *


Malcolm  T. Hopkins(1) ................................           28,300(5)           10,000              18,300(5)           *

Kevin C. Toner ........................................           26,902              21,902               5,000             ___
-------------------------------------------------------           ------              ------              ------
------

Total                                                            177,816             141,809              36,007


---------------


*  Less than one per cent.

(1) Mr. Hopkins did not stand for re-election as a director of the Company at the June 1998 annual meeting of stockholders.

(2) Includes all shares of Common Stock held by the Selling Stockholders as of February 28, 1999 and assumes exercise of all vested options held as of such date to purchase shares of Common Stock granted to the Selling Stockholders pursuant to the 1997 Option Plan and/or the 1995 Non-Employee Directors' Non-Qualified Stock Option Plan.

(3) Assumes offer and sale of all the shares of Common Stock eligible to be offered and sold hereby by the Selling Stockholders.

(4) Includes 10,007 shares of Common Stock owned by Albert Fried & Company, LLC, of which Mr. Albert Fried, Jr. is the Managing Member.

(5) Includes in the case of Mr. de Buffevent 330 deferred stock units and in the case of Mr. Hopkins 1,800 deferred stock units issued under the 1997 Director's Stock Plan.



                                 PLAN OF DISTRIBUTION

        The sale of the Shares by the Selling Stockholders may be carried out from time to time directly or through one or more broker-dealers, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may carry out such transactions by selling the Shares to or through broker-dealers or underwriters, and such broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). None of the proceeds of the sale of the Shares by the Selling Stockholders will be received by the Company.

        The Selling Stockholders and any broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in which event any discounts, concessions or commissions received by such broker-dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent required, the number of Shares to be sold, the purchase price, the name of any such broker-dealer or underwriter and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

        In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such states or an exemption or qualification is available and is complied with.

                                     LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Sheldon I. Cammaker, General Counsel of the Company, 101 Merritt Seven, Norwalk, Connecticut 06851. Mr. Cammaker has been granted options to purchase 70,000 shares of Common Stock under the Company's 1994 Management Stock Option Plan.

                                        EXPERTS

        The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    INDEMNIFICATION

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and Article VI of the Company's By-laws provides for the indemnification under certain conditions of directors and officers, acting in their official capacities. In addition, the Company has entered into indemnification agreements with the directors and certain officers of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the DGCL, the Company's By-laws or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             --------------------------




                                   450,000 Shares

                                  EMCOR GROUP, INC.


                                    Common Stock







                                      ---------
                                     Prospectus











                                    March 31, 1999


                            ----------------------------

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

        This Registration Statement on Form S-8 of EMCOR Group, Inc., a Delaware corporation (the "Company"), covers an aggregate 450,000 shares of the Company's Common Stock, par value $0.01 per share, reserved for issuance under the Company's 1997 Non-Employee Directors Non- Qualified Stock Option Plan and the Company's 1997 Stock Plan for Directors.

                                        PART II

                              INFORMATION REQUIRED IN THE
                                REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The following documents filed by the Company with the Commission are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (a) above.

        (c) The description of the Company's Common Stock, $0.01 par value, contained in the Company's Registration Statement on Form 10/A under the Exchange Act, filed with the Commission on August 11, 1995.

        (d) The description of the Preferred Stock contained in the Company's Registration Statement on Form 8-A filed on March 5, 1997.

           All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities

           Not applicable.

Item 5. Interest of Named Experts and Counsel

           Sheldon I. Cammaker, Executive Vice President, General Counsel and Secretary of the Company, has provided an opinion to the Company as to the validity of the shares of Common Stock of the Company, being registered by this Registration Statement on Form S-8. Mr. Cammaker has been granted options to purchase 70,000 shares of Common Stock under the Company's 1994 Management Stock Option Plan.

Item 6. Indemnification of Directors and Officers

        The Company's Restated Certificate of Incorporation provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Restated Certificate of Incorporation and By-Laws provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time, and the By-Laws provide for various procedures relating thereto. Certain provisions of the Restated Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Restated Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Restated Certificate of Incorporation also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

               Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and the General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

               The Restated Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

               The Company is party to an indemnification agreement with each of its directors and officers. These indemnification agreements provide for, among other things, the indemnification by the Company of its directors and officers to the fullest extent permitted by law and the advancement of attorney's fees and expenses.
  The agreements also state that in the event of a potential change in control, the Company shall establish trusts, which are irrevocable except upon the indemnitees' written consent, to fund its indemnification obligations thereunder.



Item 7.                    Exemption from Registration Claimed

                           Not applicable

Item 8. Exhibits

   Exhibit No.     Description

      4.1 1997 Non-Employee Directors' Non-Qualified Stock Option Plan of the Company (filed as Exhibit 10(k) to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Form 10-K")).

      4.2           1997  Stock Plan for  Directors  of the  Company.  (filed as
                    Exhibit 10(l) to the 1998 Form 10-K).

      5.0           Opinion of Sheldon I. Cammaker, Esq.*

     15.0           Not Applicable

     23.1           Consent of Sheldon I.  Cammaker,  Esq.  (included in Exhibit
                    5 hereto).*

     23.2           Consent of Arthur Andersen LLP, Independent Public
                    Accountants.*

     25.1 Powers of attorney (included on signature page of this Registration Statement).

----------------
* Filed herewith


Item 9. Undertakings

           (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on the 31 day of March, 1999.

                               EMCOR GROUP, INC.

                               By:    /s/  Frank T. MacInnis
                                   Frank T. MacInnis
                                   Chairman of the Board and
                                   Chief Executive Officer

                                   POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Frank T. MacInnis, Sheldon I. Cammaker and Leicle E. Chesser, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements   of  the  Securities  Act  of  1933  this
Registration Statement has been signed by the following persons on March 31, 1999 in the capacities indicated.
        Signatures                 Capacities in Which Signed


   /s/ Frank T. MacInnis           Chairman of the Board and
Frank T. MacInnis                  Chief Executive Officer
                                   (Principal Executive Officer)


   /s/ Leicle E. Chesser           Executive Vice President and
Leicle E. Chesser                  Chief Financial Officer
                                   (Principal Financial Officer)


   /s/ Mark A. Pompa               Vice President and
Mark A. Pompa                      Controller


   /s/ Stephen W. Bershad          Director
Stephen W. Bershad


   /s/ David A. B. Brown           Director
David A. B. Brown

   /s/ Georges de Buffevent        Director
Georges de Buffevent


   /s/ Albert Fried, Jr.           Director
Albert Fried, Jr.


   /s/ Richard F. Hamm, Jr.        Director
Richard F. Hamm, Jr.


   /s/ Kevin C. Toner              Director
Kevin C. Toner

                                    Exhibit 5



                                                                  March 31, 1999



EMCOR Group, Inc.
101 Merritt Seven
Norwalk, CT 06851

Gentlemen:

        With respect to the Registration Statement on Form S-8 filed by EMCOR Group, Inc. with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1993, as amended, 450,000 shares of your Common Stock, par value $.01 per share, to be issued pursuant to the exercise of stock options under your 1997 Non-Employee Directors' Non-Qualified Stock Option Plan and the 1997 Stock Plan for Directors (collectively, the "Plans"), I am acting as counsel for you.

        I wish to advise you that in my opinion the 450,000 shares to be issued by you pursuant to options and deferred stock units granted under the Plans, when issued in accordance with the respective terms of the Plans, will be legally issued, fully paid and non-assessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,



                               Sheldon I. Cammaker
                               Executive Vice President,
                               General Counsel and
                               Secretary

SIC:jb

                                  Exhibit 23.2


                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 24, 1999, included in EMCOR Group, Inc.'s Form 10-K for the year ended December 31, 1998, and to all references to our Firm included in this registration statement.







                               ARTHUR ANDERSEN LLP

Stamford, Connecticut,
March 31, 1999